Exhibit 99.1

News Release For Immediate Release

Catasys Launches Enrollment of OnTrak-H with Leading National Health Insurer

●	Enrollment commencing in 16 states
●	The size of Catasys’ eligible population will be expanded using Artificial Intelligence

Los Angeles, CA – March 14, 2018 – Catasys, Inc. (NASDAQ:CATS) a leading AI and technology-enabled healthcare company, announced today that it has launched enrollment of its OnTrak-H solution with a leading national health plan partner. Eligible Commercial members in 16 states will now be able to take advantage of OnTrak-H, an integrated 52-week program that identifies, engages and treats members with untreated behavioral health conditions and high medical costs. OnTrak-H specifically addresses substance use disorders. Effectively engaging and treating members with substance use disorders can significantly improve the quality of members’ lives while providing a tremendous cost savings to the plan. As part of this deployment Catasys will integrate new artificial intelligence capabilities to identify those who are suffering from substance use disorders even if they have not yet been diagnosed. As behavioral health conditions, such as substance use disorders, are significantly underdiagnosed, these expanded machine learning/artificial intelligence capabilities are expected to meaningfully expand the number of eligible members.

“This deployment should have a positive impact on revenues in 2018 and beyond,” said Rick Anderson, President and Chief Operating Officer of Catasys. “The number of eligible lives for OnTrak has increased significantly through this and other recently announced relationships. In addition, the use of our expanding AI tools represents yet another way we are delivering value to our customers and expanding the number of members we can help. We are excited about continuing to deliver artificial intelligence tools driven by our extensive outcomes and unparalleled experience with the OnTrak solution.”

OnTrak-H is now available to eligible Commercial plan members of this leading health insurer in Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Missouri, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia, and Wisconsin.

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human intervention, to deliver improved member health and cost savings to health plans through integrated technology enabled treatment solutions. It is our mission to provide access to affordable and effective care, thereby improving health and reducing cost of care for people who suffer from the medical consequences of behavioral health conditions; helping these people and their families achieve and maintain better lives.

Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions. Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance matched with data driven engagement technologies.

OnTrak integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient solution. The program is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is available to members of several leading health plans in Connecticut, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Catasys, Inc.
Marianne Acosta, 310-444-4346